Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Katie Strohacker, Senior Director of Investor Relations (617) 796-8251 www.ta-petro.com
TravelCenters of America Inc. Announces Second Quarter 2019 Financial Results
Second Quarter Fuel Sales Volume Increased 3.3%
Fuel Gross Margin Increased 3.3%

Westlake, OH (August 5, 2019): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the three and six months ended June 30, 2019:

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income (loss) from continuing operations	$1,209	$8,638	$(11,520)	$2,611
Net income (loss)	1,209	(33,924)	(11,520)	(44,002)
Net income (loss) attributable to common shareholders	1,178	(33,978)	(11,569)	(44,090)

Income (loss) per common share from continuing operations attributable to common shareholders (basic and diluted)(1)	$0.15	$1.07	$(1.43)	$0.32

Non-GAAP Measures:(2)
Adjusted income (loss) from continuing operations	$1,209	$1,996	$(13,355)	$(20,141)
Adjusted income (loss) per common share from continuing operations attributable to common shareholders (basic and diluted)(1)	$0.15	$0.24	$(1.66)	$(2.53)
EBITDA	$31,184	$37,697	$44,997	$56,133
Adjusted EBITDA	31,184	29,444	42,544	26,486

(1)
Income (loss) per common share from continuing operations attributable to common shareholders has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding common shares effective August 1, 2019, which is described further below.

(2)
Reconciliations from income (loss) from continuing operations and income (loss) per common share from continuing operations attributable to common shareholders, as applicable, the financial measures determined in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measures disclosed herein are included in the supplemental tables below.

Andrew J. Rebholz, TA's CEO, made the following statement regarding the 2019 second quarter results:
"We believe that through the first six months of 2019 our strategy to refocus our efforts on our core travel center operations have been successful, including in the second quarter despite cooler, wetter temperatures that generally tempered demand for our truck service business. We have generated increases in both fuel sales volume and nonfuel revenues on both a consolidated and same site basis, and the modest growth in our site level operating expenses and adjusted selling, general and administrative expenses are in line with expectations given our future growth plans.

"Net income for the second quarter of $1.2 million was a $35.1 million improvement over the prior year second quarter, which included a $42.6 million loss from discontinued operations, net of taxes and a net $8.8 million pre-tax benefit from certain unusual items. Adjusted EBITDA for the second quarter was a $1.7 million, or 5.9%, improvement over the prior year.
"Also, we were successful in expanding our travel center network during the second quarter, signing franchise agreements for five additional travel centers. We have a number of additional potential franchise locations in the pipeline and expect to acquire one operating travel center and two development parcels before the end of this year."

Financial Results Commentary
Fuel. The following table presents details for TA's fuel sales during the 2019 second quarter as compared to the 2018 second quarter.

(in thousands, except per gallon amounts)	Three Months Ended June 30,
	2019	2018	Change
Fuel sales volume (gallons):
Diesel fuel	426,543	407,929	4.6%
Gasoline	75,803	78,518	(3.5)%
Total fuel sales volume	502,346	486,447	3.3%

Fuel revenues	$1,117,671	$1,149,486	(2.8)%
Fuel gross margin	76,822	74,378	3.3%
Fuel gross margin per gallon	$0.153	$0.153	—%
Fuel sales volume for the 2019 second quarter increased by 15.9 million gallons, or 3.3%, as compared to the 2018 second quarter, due to the following factors:

•	a same site fuel sales volume increase of 11.9 million gallons, or 2.5%, which primarily resulted from improved market conditions and the success of TA's marketing initiatives; and

•	a net increase of 4.0 million gallons at sites opened or closed since the beginning of the 2018 second quarter.
Fuel revenues decreased by $31.8 million, or 2.8%, in the 2019 second quarter as compared to the 2018 second quarter, primarily due to a decrease in market prices for fuel during the 2019 second quarter, which was partially offset by the increase in fuel sales volume.
Fuel gross margin for the 2019 second quarter increased by $2.4 million, or 3.3%, as compared to the 2018 second quarter. Diesel fuel gross margin was essentially flat for the 2019 second quarter as compared to the 2018 second quarter due to a slightly lower gross margin per gallon, which was largely offset by a 4.6% increase in diesel fuel sales volume. Gasoline gross margin increased for the 2019 second quarter as compared to the 2018 second quarter primarily as a result of TA better managing sales pricing.
Although, the U.S. government has not yet retroactively reinstated the federal biodiesel blenders' tax credit for 2018 or 2019, TA believes the U.S. government may do so before the end of 2019. If the federal biodiesel blenders' tax credit is reinstated for 2018 and 2019, TA expects to recognize reductions in fuel cost of goods sold of approximately $35.0 million relating to 2018 and $17.0 million relating to the first six months of 2019 in the period the U.S. government enacts the tax credit reinstatement. Although TA believes reinstatement of this credit is possible, TA cannot be certain that the U.S. government will do so. TA has not recognized any amount of the expected federal biodiesel blenders' tax credit for 2018 or 2019.

Nonfuel. The following table presents details for TA's nonfuel revenues during the 2019 second quarter as compared to the 2018 second quarter.

(in thousands)	Three Months Ended June 30,
	2019	2018	Change
Nonfuel revenues:
Store and retail services	$193,895	$187,935	3.2%
Truck service	173,431	176,115	(1.5)%
Restaurant	108,756	107,392	1.3%
Total nonfuel revenues	476,082	471,442	1.0%

Nonfuel gross margin	$288,584	$287,198	0.5%
Nonfuel gross margin percentage	60.6%	60.9%	(30	)pts
Nonfuel revenues increased by $4.6 million, or 1.0%, in the 2019 second quarter as compared to the 2018 second quarter, due to the following factors:

•	a $3.3 million net increase at sites opened and closed since the beginning of the 2018 second quarter; and

•
a $1.3 million same site increase primarily due to the positive impact of certain of TA's marketing initiatives in store and retail services, partially offset by a 1.5% decrease in truck service revenues primarily as a result of a decrease in demand due to the impact of cooler weather patterns.

Nonfuel gross margin increased by $1.4 million, or 0.5%, in the 2019 second quarter as compared to the 2018 second quarter, due to the following factors:

•	the $4.6 million increase in nonfuel revenues; and

•	a decline in the nonfuel gross margin percentage that primarily resulted from a change in the mix of products and services sold, which partially offset the increase in nonfuel revenues.
Income from Continuing Operations and Adjusted Income from Continuing Operations. Income from continuing operations for the 2019 second quarter was $1.2 million, as compared to $8.6 million for the 2018 second quarter. The decrease in income from continuing operations is primarily due to the $10.1 million of reimbursed litigation costs collected from Comdata Inc., or Comdata, during April 2018. Adjusted income from continuing operations for the 2019 second quarter was $1.2 million, as compared to $2.0 million for the 2018 second quarter. The decrease in adjusted income from continuing operations is primarily due to an increase in selling, general and administrative expense as a result of annual salary increases and increased headcount and the decrease in site level gross margin in excess of site level operating expense.

(in thousands)	Three Months Ended June 30,
	2019	2018	Change
Fuel gross margin	$76,822	$74,378	3.3%
Nonfuel gross margin	288,584	287,198	0.5%
Rent and royalties from franchisees gross margin	3,611	4,049	(10.8)%
Total site level gross margin	369,017	365,625	0.9%
Less: site level operating expense	234,645	228,861	2.5%
Site level gross margin in excess of site level operating expense	$134,372	$136,764	(1.7)%
Site level operating expense as a percentage of nonfuel revenues	49.3%	48.5%	80	pts
Net Income (Loss) and Adjusted EBITDA. Net income (loss) for the 2019 second quarter improved by $35.1 million, as compared to the 2018 second quarter and adjusted EBITDA for the 2019 second quarter increased by $1.7 million, as compared to the 2018 second quarter. The net income (loss) improvement was largely due to a $42.6 million loss from discontinued operations, net of taxes, during the 2018 second quarter.

Growth Strategies
Thus far in 2019, TA has entered into seven franchise agreements with four franchisees under TA's travel center brand names; one of these franchised travel centers opened during the 2019 second quarter and TA anticipates the remaining six travel centers will be added to TA's network by the end of the 2020 first quarter. In addition, TA has entered into agreements with one of these franchisees pursuant to which TA expects to add two additional franchised travel centers to its network, one within five years and the other within 10 years.
Revolving Credit Facility
On July 19, 2019, TA and certain of its subsidiaries, as borrowers or guarantors, entered into an amendment, or the Amendment, to its amended and restated loan and security agreement, or the Credit Facility, with Wells Fargo Capital Finance, LLC, as administrative agent for various lenders. The Amendment amended the Credit Facility to, among other things: (i) extend the maturity of the Credit Facility from December 19, 2019, to July 19, 2024; (ii) reduce the applicable margins on borrowings and standby letter of credit fees by 25 basis points and on commercial letter of credit fees by 12.5 basis points; (iii) make certain adjustments to the limitations on investments, dividends and stock repurchases under the Credit Facility in a manner favorable to TA; (iv) reduce the sublimit for issuance of letters of credit under the Credit Facility from $170.0 million to $125.0 million; and (v) make certain adjustments to the borrowing base calculation in a manner TA believes to be favorable. Under the Credit Facility, a maximum of $200.0 million may be drawn, repaid and redrawn until maturity.
Reverse Stock Split
On July 30, 2019, TA announced a reverse stock split of its outstanding common shares at an exchange ratio of five to one, which became effective as of August 1, 2019. As a result of the reverse stock split, every five shares of TA's issued and outstanding common shares were combined into one share. No fractional common shares were issued in the reverse stock split. Instead, fractional shares that otherwise would have resulted from the reverse stock split were purchased by TA at the closing price of TA's common shares on July 31, 2019. The common share information included herein has been retrospectively adjusted to reflect this reverse stock split.
Conversion to Corporation
On May 23, 2019, TA announced its plan to convert from a Delaware limited liability company to a Maryland corporation, which became effective as of August 1, 2019. Following the conversion to a Maryland corporation, among other things, TA's common shares will have a par value of $0.001 per share.
Conference Call
On Monday, August 5, 2019, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months ended June 30, 2019. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10132754.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's second quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.
About TravelCenters of America Inc.
TA's nationwide business includes travel centers located in 43 U.S. states and in Canada, standalone truck service facilities located in two states and standalone restaurants located in 13 states. TA's travel centers operate under the "TravelCenters of America," "TA," "TA Express," "Petro Stopping Centers" and "Petro" brand names and offer diesel fuel and gasoline, restaurants, truck repair services, travel/convenience stores and other services designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA's standalone truck service facilities operate under the "TA Truck Service" brand name. TA's standalone restaurants operate principally under the "Quaker Steak & Lube" brand name.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Fuel	$1,117,671	$1,149,486	$2,100,812	$2,135,831
Nonfuel	476,082	471,442	916,956	895,317
Rent and royalties from franchisees	3,611	4,049	6,888	8,159
Total revenues	1,597,364	1,624,977	3,024,656	3,039,307

Cost of goods sold (excluding depreciation):
Fuel	1,040,849	1,075,108	1,949,243	1,978,556
Nonfuel	187,498	184,244	355,766	345,655
Total cost of goods sold	1,228,347	1,259,352	2,305,009	2,324,211

Site level operating expense	234,645	228,861	467,365	451,873
Selling, general and administrative expense	39,562	27,480	76,672	63,974
Real estate rent expense	63,770	70,684	130,183	140,920
Depreciation and amortization expense	23,213	21,123	47,972	41,669

Income (loss) from operations	7,827	17,477	(2,545)	16,660

Interest expense, net	7,164	6,865	14,214	14,445
Other (income) expense, net	(144)	903	430	2,196
Income (loss) before income taxes and discontinued operations	807	9,709	(17,189)	19
Benefit (provision) for income taxes	402	(1,071)	5,669	2,592
Income (loss) from continuing operations	1,209	8,638	(11,520)	2,611
Loss from discontinued operations, net of taxes	—	(42,562)	—	(46,613)
Net income (loss)	1,209	(33,924)	(11,520)	(44,002)
Less: net income for noncontrolling interest	31	54	49	88
Net income (loss) attributable to common shareholders	$1,178	$(33,978)	$(11,569)	$(44,090)

Net income (loss) per common share attributable to common shareholders:(1)
Basic and diluted from continuing operations	$0.15	$1.07	$(1.43)	$0.32
Basic and diluted from discontinued operations	—	(5.32)	—	(5.83)
Basic and diluted	0.15	(4.25)	(1.43)	(5.51)

(1)	Net income (loss) per common share attributable to common shareholders has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding common shares effective August 1, 2019.
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures because they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
TA believes that adjusted income (loss) from continuing operations, adjusted income (loss) per common share from continuing operations attributable to common shareholders, EBITDA, adjusted EBITDA, adjusted fuel gross margin and adjusted fuel gross margin per gallon are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's continuing operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance. TA calculates EBITDA as net income (loss) before loss from discontinued operations, interest, taxes, and depreciation and amortization, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
The non-GAAP financial measures TA presents should not be considered as alternatives to net income (loss) attributable to common shareholders, net income (loss), income (loss) from continuing operations, income (loss) from operations or income (loss) per common share from continuing operations attributable to common shareholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that income (loss) from continuing operations is the most directly comparable GAAP financial measure to adjusted income (loss) from continuing operations; income (loss) per common share from continuing operations attributable to common shareholders is the most directly comparable GAAP financial measure to adjusted income (loss) per common share from continuing operations attributable to common shareholders; net income (loss) is the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA; and that fuel gross margin and fuel gross margin per gallon are the most directly comparable GAAP financial measures to adjusted fuel gross margin and adjusted fuel gross margin per gallon, respectively. The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three and six months ended June 30, 2019 and 2018.

Calculation of adjusted income (loss) from continuing operations:	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income (loss) from continuing operations	$1,209	$8,638	$(11,520)	$2,611
Add: Costs of HPT transactions(1)	—	—	458	—
Less: Loyalty award expiration(2)	—	—	(2,911)	—
Add: Executive officer retirement agreement expenses(3)	—	1,792	—	3,571
Less: Comdata interest income(4)	—	(568)	—	(568)
Less: Comdata legal reimbursements, net of expenses(4)	—	(10,045)	—	(9,967)
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(23,251)
Add: Net tax impact(6)	—	2,179	618	7,463
Adjusted income (loss) from continuing operations	$1,209	$1,996	$(13,355)	$(20,141)

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

Calculation of adjusted income (loss) per common share from continuing operations attributable to common shareholders (basic and diluted):	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income (loss) per common share from continuing operations attributable to common shareholders (basic and diluted)	$0.15	$1.07	$(1.43)	$0.32
Add: Costs of HPT transactions(1)	—	—	0.06	—
Less: Loyalty award expiration(2)	—	—	(0.36)	—
Add: Executive officer retirement agreement expenses(3)	—	0.23	—	0.45
Less: Comdata interest income(4)	—	(0.07)	—	(0.07)
Less: Comdata legal reimbursements, net of expenses(4)	—	(1.26)	—	(1.25)
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(2.91)
Add: Net tax impact(6)	—	0.27	0.07	0.93
Adjusted income (loss) per common share from continuing operations attributable to common shareholders (basic and diluted)	$0.15	$0.24	$(1.66)	$(2.53)

Calculation of EBITDA and adjusted EBITDA:	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$1,209	$(33,924)	$(11,520)	$(44,002)
Add: Loss from discontinued operations, net of taxes	—	42,562	—	46,613
Income (loss) from continuing operations	1,209	8,638	(11,520)	2,611
(Less) add: (Benefit) provision for income taxes	(402)	1,071	(5,669)	(2,592)
Add: Depreciation and amortization expense	23,213	21,123	47,972	41,669
Add: Interest expense, net	7,164	6,865	14,214	14,445
EBITDA	31,184	37,697	44,997	56,133
Add: Costs of HPT transactions(1)	—	—	458	—
Less: Loyalty award expiration(2)	—	—	(2,911)	—
Add: Executive officer retirement agreement expenses(3)	—	1,792	—	3,571
Less: Comdata legal reimbursements, net of expenses(4)	—	(10,045)	—	(9,967)
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(23,251)
Adjusted EBITDA	$31,184	$29,444	$42,544	$26,486

Calculation of adjusted fuel gross margin and adjusted fuel gross margin per gallon:	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Fuel gross margin	$76,822	$74,378	$151,569	$157,275
Less: Loyalty award expiration(2)	—	—	(2,840)	—
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(23,251)
Adjusted fuel gross margin	$76,822	$74,378	$148,729	$134,024

Fuel gross margin per gallon	$0.153	$0.153	$0.156	$0.166
Less: Loyalty award expiration(2)	—	—	(0.003)	—
Less: Federal biodiesel blenders' tax credit(5)	—	—	—	(0.025)
Adjusted fuel gross margin per gallon	$0.153	$0.153	$0.153	$0.141

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

(1)
Costs of HPT Transactions. In January 2019, TA entered transaction agreements pursuant to which it amended its leases with Hospitality Properties Trust, or HPT. During the six months ended June 30, 2019, TA incurred $0.5 million of expenses associated with the amendments of these leases, which were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).

(2)
Loyalty Award Expiration. During the six months ended June 30, 2019, TA introduced a new customer loyalty program, UltraONE 2.0. As a result of introducing the new customer loyalty program, certain loyalty awards earned under the program now expire in 10 days for all loyalty members. This update resulted in the immediate expiration of certain loyalty awards upon adoption of the new customer loyalty program, generating $2.9 million of additional revenue during the six months ended June 30, 2019, $2.8 million of which was recognized to fuel revenues and $0.1 million to nonfuel revenues in TA's consolidated statements of operations and comprehensive income (loss).

(3)
Executive Officer Retirement Agreement Expenses. As part of TA's retirement agreement with a certain former officer, TA agreed to accelerate the vesting of previously granted share awards and make a cash payment. This acceleration and cash payment resulted in additional compensation expense of $1.8 million and $3.6 million for the three and six months ended June 30, 2018, respectively, which was included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).

(4)
Comdata Legal Reimbursements, Net of Expenses and Interest Income. On April 9, 2018, the Court of Chancery of the State of Delaware entered its final order and judgment with respect to TA's litigation with Comdata, or the Order. Pursuant to the Order, Comdata was required to, among other things, reimburse TA for attorneys' fees and costs, together with interest, in the amount of $10.7 million, which TA collected in April 2018. In addition, during the three and six months ended June 30, 2018, TA incurred $37 thousand and $0.1 million, respectively, of legal fees in its litigation with Comdata. The legal reimbursements and expenses were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).

(5)
Federal Biodiesel Blenders' Tax Credit. On February 8, 2018, the U.S. government retroactively reinstated the 2017 federal biodiesel blenders' tax credit. TA's recovery as a result of this tax credit was $23.3 million and was recognized in February 2018 as a reduction to fuel cost of goods sold in TA's consolidated statement of operations and comprehensive income (loss). TA collected this amount during the remainder of 2018.

(6)
Net Tax Impact. TA calculated the tax impact of the adjustments described above by using its estimated statutory rate of 25.2% and 24.7% for the three and six months ended June 30, 2019 and 2018, respectively.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30, 2019	December 31, 2018
Assets:
Current assets:
Cash and cash equivalents	$25,785	$314,387
Accounts receivable, net	147,620	97,449
Inventory	199,715	196,721
Other current assets	27,437	35,119
Total current assets	400,557	643,676

Property and equipment, net	880,142	628,537
Operating lease assets	1,817,701	—
Goodwill	25,259	25,259
Intangible assets, net	21,683	22,887
Other noncurrent assets	99,988	121,749
Total assets	$3,245,330	$1,442,108

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$194,895	$120,914
Current operating lease liabilities	97,298	—
Current HPT Leases liabilities	—	42,109
Other current liabilities	153,717	125,668
Total current liabilities	445,910	288,691

Long term debt, net	320,971	320,528
Noncurrent operating lease liabilities	1,898,832	—
Noncurrent HPT Leases liabilities	—	353,756
Other noncurrent liabilities	52,853	28,741
Total liabilities	2,718,566	991,716

Shareholders' equity (8,087 and 8,080 common shares outstanding as of June 30, 2019 and December 31, 2018, respectively)(1)	526,764	450,392
Total liabilities and shareholders' equity	$3,245,330	$1,442,108

(1)	TA's common shares outstanding have been retrospectively adjusted to reflect the reverse stock split of TA's outstanding common shares effective August 1, 2019.
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
SUPPLEMENTAL SAME SITE OPERATING DATA
(dollars and gallons in thousands, unless indicated otherwise)

The following table presents operating data for the periods noted for all of the locations in operation on June 30, 2019, that were operated by TA continuously since the beginning of the earliest period presented, with the exception of three locations TA operates that are owned by an unconsolidated joint venture in which TA owns a noncontrolling interest. This data excludes revenues and expenses at locations TA does not operate, such as rents and royalties from franchisees, the results of TA's discontinued operations and corporate level selling, general and administrative expense. TA does not exclude locations from the same site comparisons as a result of capital improvements to the site or changes in the services offered.

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change
Number of same site company operated locations(1)	241	241	—		241	241	—

Diesel sales volume (gallons)	417,930	402,612	3.8%		818,178	790,506	3.5%
Gasoline sales volume (gallons)	71,221	74,653	(4.6)%		131,059	137,840	(4.9)%
Total fuel sales volume (gallons)	489,151	477,265	2.5%		949,237	928,346	2.3%

Fuel revenues	$1,082,594	$1,127,213	(4.0)%		$2,035,211	$2,097,030	(2.9)%
Fuel gross margin(2)	76,289	73,598	3.7%		150,442	155,754	(3.4)%
Fuel gross margin per gallon	$0.156	$0.154	1.3%		$0.158	$0.168	(6.0)%

Nonfuel revenues	$470,663	$469,367	0.3%		$904,890	$892,085	1.4%
Nonfuel gross margin	285,272	285,764	(0.2)%		553,597	547,283	1.2%
Nonfuel gross margin percentage	60.6%	60.9%	(30	)pts	61.2%	61.3%	(10	)pts

Total gross margin(2)	$361,561	$359,362	0.6%		$704,039	$703,037	0.1%
Site level operating expense	230,520	226,961	1.6%		459,141	448,871	2.3%
Site level operating expense as a percentage of nonfuel revenues	49.0%	48.4%	60	pts	50.7%	50.3%	40	pts
Site level gross margin in excess of site level operating expense(2)	$131,041	$132,401	(1.0)%		$244,898	$254,166	(3.6)%

(1)
Same site operations for the three and six months ended June 30, 2019, included 227 travel centers, one standalone truck service facility and 13 standalone restaurants that TA operated since April 1, 2018 and January 1, 2018, respectively.

(2)
The amount for the six months ended June 30, 2019, includes $2.8 million of a one time benefit due to the reversal of loyalty award accruals recognized in connection with introducing a revised customer loyalty program, and the amount for the six months ended June 30, 2018, includes the $23.2 million benefit from the federal biodiesel blenders' tax credit that the U.S. government retroactively reinstated for 2017 in February 2018. The U.S. government has not yet reinstated the federal biodiesel blenders' tax credit for 2018 or 2019.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:

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Statements about improved operating results and increased fuel and nonfuel gross margins may imply that TA's business may be profitable in the future. However, TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges. As a result, TA may fail to be profitable in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits. TA may be unable to produce future profits and TA's losses may increase;

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Statements about TA's strategy to refocus its efforts on its core travel center operations being successful through the first six months of 2019. This may imply that this strategy will continue to be successful. TA operates in a dynamic business environment and its current strategy may not continue to be successful or as successful as other strategies and TA may fail to execute its strategy;

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Statements about TA's belief that the U.S. government may retroactively reinstate the federal biodiesel blenders' tax credit for 2018 and 2019 before the end of 2019 and the amounts by which that credit may reduce TA's fuel cost of goods sold in the period the U.S. government enacts the tax credit reinstatement. However, the U.S. government may not retroactively reinstate this tax credit at the level TA expects or at all and TA may not realize the reductions in its fuel cost of goods sold that it expects; and

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Statements about the franchise agreements TA entered with franchisees pursuant to which TA expects to add TA branded travel centers to its network, as well as, the pipeline of site acquisition opportunities being pursued. These franchise agreements are subject to conditions and these franchise arrangements may not occur or may be delayed, and the terms of the arrangements may change. In addition, acquisition opportunities may not occur or may subject TA to greater risks than anticipated. These opportunities may not result in the increased EBITDA and cash flows as expected.

The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the U.S. Securities and Exchange Commission, or SEC, and TA's Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019, which have been or will be filed with the SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.

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